Exhibit 99.1


           FINANCIAL FEDERAL CORPORATION REPORTS RECORD
            FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS


   Fourth Quarter
      *  Record Net Income - $11.5 million (20% increase)
      *  Record Diluted EPS - $0.43 (16% increase)
      *  Receivables Originations - $328 million (7% increase)

   Fiscal Year 2006
      *  Record Net Income - $43.6 million (19% increase)
      *  Record Diluted EPS - $1.65 (17% increase)
      *  Record Finance Receivables Outstanding - $1.99 billion
         (19% growth)
      *  Loss Ratio - 0.01%


NEW YORK, NY: September 27, 2006 - Financial Federal Corporation (NYSE: FIF) today announced results for its fourth quarter and fiscal year ended July 31, 2006. Net income for the quarter was $11.5 million, 20% higher than the $9.6 million earned in the fourth quarter of fiscal 2005. Diluted earnings per share increased by 16% to $0.43 from $0.37. Finance receivables originated during the quarter were $328 million compared to $307 million in the fourth quarter of fiscal 2005. Compensation expense recorded for stock options under SFAS 123R reduced net income for the quarter by $0.2 million and reduced diluted earnings per share by $0.01.

Net income for fiscal 2006 increased by 19% to $43.6 million from $36.7 million in fiscal 2005. Diluted earnings per share increased by 17% to $1.65 from $1.41. Finance receivables originated increased by 25% to $1.34 billion from $1.07 billion. Finance receivables outstanding grew 19% to $1.99 billion at July 31, 2006 compared to $1.67 billion at July 31, 2005. Compensation expense recorded for stock options reduced fiscal 2006 net income by $0.9 million and reduced diluted earnings per share by $0.03.

Paul R. Sinsheimer, CEO, commented: "Fiscal year 2006 may have been Financial Federal Corporation's best. Strong asset growth, superb asset quality and record operating results continued throughout the year and highlight the Company's outstanding performance. We continue to be optimistic about our prospects, notwithstanding the uncertainty surrounding the direction of interest rates and energy costs."

Steven F. Groth, CFO, remarked: "This past fiscal year we raised approximately $400 million of new financings, lowered our credit spreads, lengthened our debt maturity profile and increased our dividend by 50%. We are well positioned for the new fiscal year with continued ample liquidity and modest leverage."


Asset Quality
Asset quality measures continued at exceptional levels in the fourth quarter of fiscal 2006:
   * Net charge-offs were a negative $73,000 or -0.01% (annualized) of average finance receivables compared to $89,000 and 0.02% in the third quarter, and $152,000 and 0.04% in the fourth quarter of fiscal 2005.

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   *  Non-performing assets were 0.73% of finance receivables at
      July 31, 2006 compared to 0.65% at April 30, 2006 and 1.52% at July 31, 2005.
   * Delinquent receivables (60 days or more past due) were 0.43% of total receivables at July 31, 2006 compared to 0.25% at April 30, 2006 and 0.61% at July 31, 2005.

For fiscal 2006 and 2005, net charge-offs were $125,000 or 0.01% of average finance receivables and $1.4 million or 0.09%, respectively.

Other Financial Highlights
   * Net interest margin declined to 5.09% in the fourth quarter from 5.17% in the prior year. The decline reflects increased interest expense caused by higher short-term market interest rates largely offset by the higher net yield on finance receivables. Net interest margin was 5.20% for fiscal 2006 compared to 5.37% for fiscal 2005.
   * There was no provision for credit losses in the fourth quarter, compared to $0.2 million in the prior year, because of the low level of net charge-offs. There was no provision for credit losses for fiscal 2006 compared to $1.5 million for fiscal 2005.
   * Salaries and other expenses increased to $6.5 million in the fourth quarter from $5.4 million in the prior year. The increase reflects higher salary expense including stock option expense of $0.2 million. The efficiency ratios were 25.7% and 25.2% and the expense ratios were 1.31% and 1.30% for the fourth quarters of fiscal 2006 and 2005, respectively. Salaries and other expenses were $23.7 million for fiscal 2006 (includes $0.8 million of stock option expense) compared to
      21.5 million for fiscal 2005. The efficiency ratios were 24.9% and 25.9% and the expense ratios were 1.30% and 1.39% for fiscal 2006 and 2005, respectively.
   * The provision for income taxes was reduced by a non-recurring $0.1 million tax benefit in the fourth quarter of fiscal 2006 due to a change in Texas tax law.
   * Return on equity for the fourth quarter was 11.9% compared to 11.3% in the prior year, and was 11.9% for fiscal 2006 compared to 11.3% for fiscal 2005.


Conference Call
The Company will host a conference call September 28, 2006 at 11:00 a.m. (ET) to discuss its fourth quarter and fiscal year results.
The call will be broadcast on the Company's website www.financialfederal.com (click on Investor Relations).


About Financial Federal
Financial Federal Corporation is an independent financial services company specializing in financing industrial and commercial equipment through installment sales and leasing programs for dealers, manufacturers and end users nationwide. For more information, please visit our website at www.financialfederal.com.


This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Please read the Company's most recent reports filed on Forms 10-K and 10-Q with the Securities and Exchange Commission where these risks and uncertainties are identified in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section.


CONTACT:  Steven F. Groth, Chief Financial Officer
          (212) 599-8000

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                   CONSOLIDATED INCOME STATEMENTS
              (In thousands, except per share amounts)

=====================================================================
                             Three months ended           Years ended
                                      July 31,*              July 31,
---------------------------------------------------------------------
                                  2006      2005       2006      2005
=====================================================================
Finance income                 $45,055   $34,366   $162,475  $126,643
Interest expense                19,939    13,116     67,402    43,748
---------------------------------------------------------------------
Net finance income before
  provision for credit losses
  on finance receivables        25,116    21,250     95,073    82,895
Provision for credit losses
  on finance receivables             -       150          -     1,500
---------------------------------------------------------------------
  Net finance income            25,116    21,100     95,073    81,395
Salaries and other expenses      6,460     5,352     23,676    21,477
---------------------------------------------------------------------
Income before income taxes      18,656    15,748     71,397    59,918
Provision for income taxes       7,162     6,136     27,778    23,266
---------------------------------------------------------------------
    NET INCOME                 $11,494   $ 9,612   $ 43,619  $ 36,652
=====================================================================
Earnings per common share:
    Diluted                      $0.43     $0.37      $1.65     $1.41
    Basic                        $0.44     $0.37      $1.68     $1.44
=====================================================================
Number of shares used:
    Diluted                     26,671    26,193     26,481    26,076
    Basic                       26,117    25,638     25,913    25,515
=====================================================================

* unaudited


                CONDENSED CONSOLIDATED BALANCE SHEETS
                           (In thousands)

=====================================================================
July 31,                                        2006             2005
=====================================================================
ASSETS
Finance receivables                       $1,991,688       $1,666,079
Allowance for credit losses                  (24,100)         (24,225)
---------------------------------------------------------------------
   Finance receivables - net               1,967,588        1,641,854
Cash                                           8,143            8,456
Other assets                                  12,613           11,535
---------------------------------------------------------------------
   TOTAL ASSETS                           $1,988,344       $1,661,845
=====================================================================

LIABILITIES
Debt                                      $1,527,661       $1,259,700
Accrued interest, taxes and
    other liabilities                         70,304           60,031
---------------------------------------------------------------------
    Total liabilities                      1,597,965        1,319,731

STOCKHOLDERS' EQUITY                         390,379          342,114
---------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY              $1,988,344       $1,661,845
=====================================================================

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